Exhibit 10.2
Execution Version

AMENDMENT TO

LETTER AGREEMENT

This Amendment to the Letter Agreement (the “Amendment”), is entered into as of November 26, 2019 (the “Effective Date”), by and between J. Crew Group, Inc. (the “Company”) and Vincent Zanna ( “Executive”).

WHEREAS, the Company and Executive are currently party to that certain Letter Agreement dated as of March 23, 2018 (the “Letter Agreement”), pursuant to which Executive serves as the Chief Financial Officer and Treasurer of the Company;

WHEREAS, the Company and Executive desire to enter into this Amendment to amend certain terms of the Letter Agreement; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Letter Agreement, unless specified to the contrary.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.The last five sentences of the first paragraph of Section 2(c) of the Letter Agreement are hereby deleted in their entirety and replaced with the following:

In addition, in the event you become eligible for coverage under another group health plan during the Severance Period, your right to receive the Continuation Medical Benefit shall immediately cease, and you agree to immediately notify the Company of such event and provide all information regarding medical coverage reasonably requested by the Company. Notwithstanding anything herein to the contrary, if the Company terminates the Employment Period without Cause on or after the Effective Date and prior to the earlier of (x) the closing date of the initial public offering of Madewell Group, Inc.’s common stock (as described in Madewell Group, Inc.’s (“Madewell”) Form S-1 originally filed with the Securities Exchange Commission on September 13, 2019 (the “Madewell IPO”)) and (y) June 30, 2020, the “Severance Period” under clause (i) above shall be for a period of eighteen (18) months after the Termination Date, rather than twelve (12) months after the Termination Date. Except as set forth herein, the Company shall have no additional obligations to pay you any severance, termination pay or other similar compensation or benefits.

2.Section 3(d) of the Letter Agreement is hereby amended by adding the following sentence to the end thereof:

In addition, the Company shall reimburse you up to a maximum amount of $10,000 (inclusive of any tax reimbursement) for the legal fees reasonably incurred in connection with amending this Agreement and entering into any new employment agreement with Madewell in connection with the proposed Madewell IPO.

3.Amendment Effective Date.  This Amendment shall be effective as of the Effective Date.

4.Remaining Provisions.  Except as expressly modified by this Amendment, the Letter Agreement shall remain in full force and effect.  This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

5.Governing Law.  This Amendment is to be interpreted, construed and governed according to the laws of the State of New York without regard to conflicts of laws.

6.Counterparts.  This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

J. CREW GROUP, INC.

By:	/s/LYNDA MARKOE
Name:	Lynda Markoe
Title:	Chief Administrative Officer and
Global Head of Human Resources

EXECUTIVE

By:	/s/VINCENT ZANNA
Name:	Vincent Zanna